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                                                                    EXHIBIT 99.1

1. CAC HAS 23,900 MORE LOANS AT 6/30/05 VS. 6/30/04. AT $12,000 PER LOAN, THE
FACE AMOUNT WOULD BE ROUGHLY $286.8 MILLION. GIVEN AN ADVANCE RATE OF APPROXIMATELY 49%, LOAN ASSETS HAVE GROWN BY ABOUT $140.5 MILLION. CAC'S NET DEBT HAS INCREASED $30 MILLION OVER THE SAME 12 MONTH PERIOD. CAC ALSO BOUGHT BACK $50 MILLION WORTH OF STOCK. WE ESTIMATE THAT CAC HAS GENERATED ABOUT $50 MILLION OF ECONOMIC EARNINGS IN THAT SAME 12 MONTHS. WHAT ACCOUNTS FOR THE ADDITIONAL $110.4 MILLION OF CASH FLOWS INTO THE COMPANY THAT HAS FUNDED THE INCREASED ASSET BASE?

Your calculation overstates the increase in loan assets. To calculate the increase in loan assets, the percentage increase in the number of loans should be applied to the average investment in loan assets, not the initial investment. The information necessary to calculate the average investment in loan assets will not be available until our restated financials are completed.


2. HOW MANY DEALERS PAID CAC A $599 MONTHLY FEE IN THE QTR ENDED 6/30/05 VS. HOW MANY DEALERS PAID THE MONTHLY FEE IN THE QUARTER ENDED 6/30/04, REGARDLESS IF THE DEALER ORIGINATED A LOAN DURING THE QUARTER?


                                                   THREE MONTHS ENDED
                                                        JUNE 30,
                                                    2005        2004
                                                   ------      ------
Dealer-partners paying monthly CAPS fee (1), (2)    1,342         959


(1) Effective February 1, 2005 the monthly CAPS fee charged to dealer-partners was increased from $499 to $599
(2) Includes unique dealer-partners who paid at least one monthly CAPS fee during the quarter.


3. WHY DID YOU HIRE GRANT THORNTON AS YOUR AUDITOR VS. ONE OF THE REMAINING BIG 4 AUDITORS? DO YOU ANTICIPATE THAT GT WILL BE MORE RESPONSIVE TO THE NEEDS OF CAC THAN A BIG 4 FIRM WOULD, AND HAS YOUR ESTIMATED TIME FRAME OF SIX MONTHS FOR YOUR REQUIRED RESTATEMENTS CHANGED?

We sought competitive bids from several firms. Upon meeting the representatives of the firms and reviewing their proposals, we felt that Grant Thornton was the best fit for the Company at this time due to a variety of factors including responsiveness and availability of national and local resources.

At this point, we have no new information that would change our original statement related to the time frame to complete.

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4. DOES THE SEC ACTION HAVE ANYTHING TO DO WITH THE 2002 CHANGE IN ACCOUNTING BY
AMERICREDIT?

No. Once it was apparent that Deloitte no longer agreed with the methodology the Company had been using since becoming a public registrant in 1992, the Company voluntarily sought guidance from the SEC.


5. WHY DOES THE SEC TAKE THE POSITION CACC IS A LENDER TO THE AUTO DEALERS?

The SEC, in responding to a request for guidance by the Company, took the position that they saw no reason to disagree with Deloitte & Touche. After agreeing that the Company was a consumer lender for six years, Deloitte abruptly changed their position earlier this year and concluded we were really a lender to the dealer. It is not clear that the SEC would have viewed the Company's accounting as a consumer lender as inappropriate absent Deloitte's change of position. In fact, the SEC reviewed the Company's prior accounting on two different occasions without expressing such a view.

Without getting into more detail than is necessary, the Company believes the facts support several different conclusions regarding the classification of our business for accounting purposes. The most important fact supporting the classification of the Company as a lender to the dealer is a clause within our dealer agreement that allows the dealer-partner to repurchase the consumer loans. This was viewed by both Deloitte and the SEC as evidence that the consumer loan was really the property of the dealer-partner.

It is worth repeating the obvious conclusion that our classification for accounting purposes does not ultimately impact the cash flows available to shareholders or the value of our business.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this document that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this document. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

         - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

         - the Company's pending restatement of prior years financial statements,


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         -     increased competition from traditional financing sources and from non-traditional lenders,

         -     the unavailability of funding at competitive rates of interest,

         - the Company's potential inability to continue to obtain third party financing on favorable terms,

         - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

         -     adverse changes in applicable laws and regulations,

         -     adverse changes in economic conditions,

         - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

         - the Company's potential inability to maintain or increase the volume of automobile loans,

         - an increase in the amount or severity of litigation against the Company,

         - the loss of key management personnel or the inability to hire qualified personnel,

         -     the effect of terrorist attacks and potential attacks, and

         - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.